EXHIBIT 99

OSG                                                                                                                      News Release

Overseas Shipholding Group, Inc.

For Immediate Release

OVERSEAS SHIPHOLDING GROUP SIGNS COMMITMENT
TO TIME CHARTER FOUR PRODUCT CARRIERS FROM PARAKOU SHIPPING

- Fleet Expansion Positions OSG as the Second Largest Player in the Market -

New York, NY - October 7, 2005 - Overseas Shipholding Group, Inc. (NYSE:  OSG) announced today that it has signed an agreement with Parakou Shipping Ltd., an international shipping company based in Hong Kong, to time charter four product carriers for a period of ten years each. The vessels, two of which are already under construction, will be built by STX Shipbuilding Co., Ltd. in Korea and are scheduled for delivery to OSG in September and October 2006 and April and June 2007.

The product carriers, all sister ships with a capacity of 51,000 deadweight tons and six segregations, will be able to transport petroleum products, vegetable oils and IMO III chemicals. Delivery of the vessels will increase the number of International and U.S. Flag product carriers in OSG's fleet to 50.

Morten Arntzen, President and CEO of OSG, remarked, "This transaction represents another step in OSG becoming a market leader in the product carrier segment while establishing a long term partnership with Parakou Shipping, one of the leading shipowners in Asia."

Overseas Shipholding Group hosted a contract signing ceremony yesterday at the Company's new corporate headquarters in New York City. Attending from Parakou Shipping were Messrs. C.C. Liu, Chairman, President and CEO, Frank Ko, Chief Business Officer and Kenneth Chan, Senior Manager.

About OSG
Overseas Shipholding Group, Inc. (OSG) is a market leader in global energy transportation services. The Company owns and operates International Flag and U.S. Flag fleets that transport crude oil, petroleum products and dry bulk commodities throughout the world. The Company's modern fleet is comprised of 92 vessels aggregating 11.9 million deadweight tons. Organized in 1969 and headquartered in New York, New York, OSG also has offices in Athens, London, Manila, Newcastle and Singapore. More information about OSG is available at the Company's web site at http://www.osg.com.

CONTACT
Jennifer L. Schlueter
Vice President
Corporate Communications and Investor Relations
OSG Ship Management, Inc.
+1 212 578 1699

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